UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Crescent Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CRESCENT FINANCIAL CORPORATION

1005 High House Road

Cary, North Carolina 27513

(919) 460-7770

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held

May 3, 2005

NOTICE is hereby given that the Annual Meeting of Shareholders of Crescent Financial Corporation (the “Company”) will be held as follows:

Place:	MacGregor Downs Country Club 430 St. Andrews Lane Cary, North Carolina

Date:	May 3, 2005

Time:	3:00 p.m.

The purposes of the meeting are:

1.	To elect three members of the Board of Directors for terms of three years.

2.	To ratify the appointment of Dixon Hughes PLLC as the Company’s independent public accountants for 2005.

3.	To approve an amendment to the Company’s 1999 Incentive Stock Option Plan.

4.	To transact any other business that may properly come before the meeting.

You are cordially invited to attend the meeting in person. However, even if you expect to attend the meeting, you are requested to complete, sign and date the enclosed appointment of proxy and return it in the envelope provided for that purpose to ensure that a quorum is present at the meeting. The giving of an appointment of proxy will not affect your right to revoke it or to attend the meeting and vote in person.

By Order of the Board of Directors

Michael G. Carlton
President and Chief Executive Officer

March 25, 2005

CRESCENT FINANCIAL CORPORATION

1005 High House Road

Cary, North Carolina 27513

(919) 460-7770

PROXY STATEMENT

Mailing Date: On or about March 25, 2005

ANNUAL MEETING OF SHAREHOLDERS

To Be Held

May 3, 2005

General

This Proxy Statement is furnished in connection with the solicitation of the enclosed appointment of proxy by the Board of Directors of Crescent Financial Corporation (the “Company”) for the 2005 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at MacGregor Downs Country Club, 430 St. Andrews Lane, Cary, North Carolina, at 3:00 p.m. on May 3, 2005, and any adjournments thereof.

Solicitation and Voting of Appointments of Proxy; Revocation

Persons named in the appointment of proxy as proxies to represent shareholders at the Annual Meeting are Bruce W. Elder and Thomas E. Holder, Jr. Shares represented by each appointment of proxy which is properly executed and returned, and not revoked, will be voted in accordance with the directions contained in the appointment of proxy. If no directions are given, each such appointment of proxy will be voted FOR the election of each of the three nominees for director named in Proposal 1 below and FOR Proposals 2 and 3. If, at or before the time of the Annual Meeting, any nominee named in Proposal 1 has become unavailable for any reason, the proxies will have the discretion to vote for a substitute nominee. On such other matters as may come before the meeting, the proxies will be authorized to vote shares represented by each appointment of proxy in accordance with their best judgment on such matters. An appointment of proxy may be revoked by the shareholder giving it at any time before it is exercised by filing with Bruce W. Elder, Secretary of the Company, a written instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing his or her intention to vote in person.

Expenses of Solicitation

The Company will pay the cost of preparing, assembling and mailing this Proxy Statement and other proxy solicitation expenses. In addition to the use of the mails, appointments of proxy may be solicited in person or by telephone by the Company’s officers, directors and employees without additional compensation. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Company’s common stock.

Record Date

The close of business on March 11, 2005 has been fixed as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only those shareholders of record on that date will be eligible to vote on the proposals described herein.

Voting Securities

The voting securities of the Company are the shares of its common stock, par value $1.00 per share, of which 20,000,000 shares are authorized and preferred stock, no par value, of which 5,000,000 shares are authorized. As of December 31, 2004, there were 3,566,889 shares of common stock and no shares of preferred stock outstanding. There are approximately 2,200 holders of the Company’s common stock.

Voting Procedures; Quorum; Votes Required for Approval

Each shareholder is entitled to one vote for each share held of record on the Record Date on each director to be elected and on each other matter submitted for voting. In accordance with North Carolina law, shareholders will not be entitled to vote cumulatively in the election of directors at the Annual Meeting.

A majority of the shares of the Company’s common stock issued and outstanding on the Record Date must be present in person or by proxy to constitute a quorum for the conduct of business at the Annual Meeting.

Assuming a quorum is present, in the case of Proposal 1 below, the three directors receiving the greatest number of votes shall be elected.

In the case of Proposal 2 below, for such proposal to be approved, the number of votes cast for approval must exceed the number of votes cast against the proposal. Abstentions and broker non-votes will have no effect.

In the case of Proposal 3 below, for such proposal to be approved, the proposal must be approved by a majority (over 50%) of the shares entitled to vote on such proposal. Abstentions and broker nonvotes will have the same effect as a vote against the proposal.

Authorization to Vote on Adjournment and Other Matters

Unless the Secretary of the Company is instructed otherwise, by signing an appointment of proxy, shareholders will be authorizing the proxyholders to vote in their discretion regarding any procedural motions which may come before the Annual Meeting. For example, this authority could be used to adjourn the Annual Meeting if the Company believes it is desirable to do so. Adjournment or other procedural matters could be used to obtain more time before a vote is taken in order to solicit additional appointments of proxy to establish a quorum or to provide additional information to shareholders. However, appointments of proxy voted against any one of the Proposals will not be used to adjourn the Annual Meeting. The Company does not have any plans to adjourn the meeting at this time, but intends to do so, if needed, to promote shareholder interests.

Ownership of Voting Securities

As of December 31, 2004, no one person known to the Company was a beneficial owner of more than five percent (5.0%) of the Company’s common stock.

As of December 31, 2004, the beneficial ownership of the Company’s common stock, by directors and executive officers individually, and as a group, was as follows:

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (1)(2)		PERCENT OF CLASS (3)
Brent D. Barringer Cary, NC	41,725	(4)	1.17
Michael G. Carlton Cary, NC	98,435	(5)	2.70
Joseph S. Colson, Jr. Cary, NC	84,640		2.36
Bruce W. Elder Cary, NC	20,065	(6)	0.56
Thomas E. Holder, Jr. Cary, NC	22,859	(7)	0.64
Bruce I. Howell Cary, NC	49,705	(8)	1.39
James A. Lucas, Jr. Cary, NC	178,136		4.96
Kenneth A. Lucas Garner, NC	121,351		3.38
Sheila Hale Ogle Cary, NC	16,026		0.45
Francis R. Quis, Jr. Cary, NC	16,430		0.46

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (1)(2)		PERCENT OF CLASS (3)
Jon S. Rufty Cary, NC	26,177	(9)	0.73
Stephen K. Zaytoun Raleigh, NC	24,213		0.68
All Directors and Executive Officers as a Group (12 persons)	711,368		18.34

(1)	Except as otherwise noted, to the best knowledge of the Company’s management, the above individuals and group exercise sole voting and investment power with respect to all shares shown as beneficially owned other than the following shares as to which such powers are shared: Mr. Barringer – 15,377 shares; Mr. Carlton – 421 shares; Mr. Elder – 2,943 shares; and Ms. Ogle – 16,026 shares.

(2)	Included in the beneficial ownership tabulations are the following options to purchase shares of common stock of the Company: Mr. Barringer – 11,277; Mr. Carlton – 76,847; Mr. Colson – 25,522; Mr. Elder – 17,054; Mr. Holder – 14,212; Mr. Howell – 18,000; Mr. James Lucas – 25,468; Mr. Kenneth Lucas – 27,468; Mr. Quis – 8,949; Mr. Rufty – 12,865; and Mr. Zaytoun – 11,277.

(3)	The calculation of the percentage of class beneficially owned by each individual and the group is based on the sum of (i) a total of 3,566,889 shares of common stock outstanding as of December 31, 2004, and (ii) options to purchase shares of common stock which are exercisable within 60 days of December 31, 2004.

(4)	Includes 3,456 shares held in Mr. Barringer’s spouse’s SEP/IRA account.

(5)	Includes 276 shares held by Mr. Carlton as custodian for minor children.

(6)	Includes 68 shares owned individually by Mr. Elder’s children.

(7)	Includes 574 shares held by Mr. Holder as custodian for minor children.

(8)	Includes 763 shares held by Mr. Howell’s spouse and 1,918 shares held by Mr. Howell as Executor of Trust for Leroy I. Howell.

(9)	Includes 1,916 shares held by Mr. Rufty’s spouse, 1,918 shares held by Mr. Rufty as custodian for minor children, and 478 shares owned by Mr. Rufty’s spouse as custodian for minor children.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and executive officers of the Company are required by federal law to file reports with the Securities and Exchange Commission (“SEC”) regarding the amount of and changes in their beneficial ownership of the Company’s common stock. To the best of the Company’s knowledge, all such ownership reports have been timely filed and the ownership status of the Company’s common stock is current.

PROPOSAL 1: ELECTION OF DIRECTORS

The Company’s Bylaws provide that its Board of Directors shall consist of between seven and fifteen members, as determined by the Board of Directors or the shareholders. If there are nine or more members, the Board shall be divided into three classes approximately equal in number with each class being elected for three year terms on a staggered basis. The Board of Directors has set the number of directors of the Company at ten. The following three directors, whose terms expire at the Annual Meeting, have been renominated to the Board for three year terms:

Name and Age	Position(s) Held	Director Since[1]	Principal Occupation and Business Experience During Past 5 Years
Michael G. Carlton (43)	Director	1998	President and Chief Executive Officer, Crescent Financial Corporation and Crescent State Bank, Cary, NC, 1998-Present

Bruce I. Howell (62)	Chairman of the Board of Directors	1998	President Emeritus, Wake Technical Community College, Raleigh, NC

James A. Lucas, Jr. (53)	Director	1998	Partner, James A. Lucas and Company, LLP, Certified Public Accountants, Raleigh, NC

(1)	Includes service as a director of Crescent State Bank (the “Bank”) which reorganized into the bank holding company form of organization in 2001. Each director also serves as a director of the Bank.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES ABOVE FOR DIRECTOR OF THE COMPANY FOR A THREE YEAR TERM.

Incumbent Directors

The Company’s Board of Directors includes seven directors whose terms will continue after the Annual Meeting. Certain information regarding those directors is set forth in the following table:

Name and Age	Director Since[1]		Term Expires	Principal Occupation and Business Experience During Past 5 Years
Brent D. Barringer (45)	1998		2007	Attorney and Partner, Barringer Law Firm, LLP, Cary, NC

Joseph S. Colson, Jr. (57)	1998		2006	Retired from Lucent Technologies, Inc.; formerly President, International Regions and Professional Services, Lucent Technologies, 1997-1998; Director, InterDigital Communications Corp., King of Prussia, PA (traded under symbol “IDCC” on Nasdaq), 1998-2003.

Kenneth A. Lucas (50)	1998		2006	President and Chief Executive Officer, The Tar Heel Companies of North Carolina, Inc., Raleigh, NC (real estate property management and development, formerly named Tar Heel Management and Maintenance Co.); Secretary-Treasurer, Carolina Janitorial and Maintenance Supply, Inc., 1995-Present; President and Chief Executive Officer, Tar Heel Commercial Realty, Inc., Raleigh, NC.

Sheila Hale Ogle (65)	1998		2007	Owner and CEO, Media Research Planning & Placement, Inc., Cary, NC (advertising)

Francis R. Quis, Jr. (55)	2000	[2]	2006	Owner and President, Quis Machinery, Inc., Southern Pines, NC (industrial machinery distributor)

John S. Rufty (50)	1998		2007	Owner and President, Rufty Homes, Inc., Cary, NC (residential construction company)

Stephen K. Zaytoun (47)	1998		2007	Owner and President, Zaytoun & Associates, Inc., Cary, NC (insurance agency)

(1)	With the exception of Mr. Quis, includes service as a director of the Bank, which reorganized into the bank holding company form of organization in 2001. Each director also serves as a director of the Bank.

(2)	Includes former service as a director of Centennial Bank, Southern Pines, North Carolina. The Company acquired Centennial Bank on August 29, 2003. Mr. Quis also serves as a director of the Bank.

Director Relationships

Only one family relationship on the Board of Directors exists. James A. Lucas and Kenneth A. Lucas are brothers. No director is a director of any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) thereof, or any company registered as an investment company under the Investment Company Act of 1940.

Meetings and Committees of the Board of Directors

Board of Directors. The Company’s Board of Directors held thirteen (13) meetings during 2004. Each director attended 75% or more of the aggregate number of meetings of the Board of Directors and any committees on which he or she served. The Company does not have a formal policy regarding director attendance at meetings of shareholders, however, each director is encouraged to attend shareholder meetings. At the 2004 annual meeting, all of the Company’s directors were in attendance.

The Company’s Board of Directors has several standing committees including an Audit Committee, Compensation Committee, Executive Committee and Nominating Committee.

Report of the Audit Committee

The Audit Committee is responsible for receiving and reviewing the annual audit report of the Company’s independent auditors and reports of examinations by bank regulatory agencies, and helps formulate, implement, and review the internal audit programs of the Company and the Bank. The Audit Committee assesses the performance and independence of the Company’s independent auditors and recommends their appointment and retention. The Audit Committee has in place pre-approval policies and procedures that involve an assessment of the performance and independence of the Company’s independent auditors, an evaluation of any conflicts of interest that may impair the independence of the independent auditors and pre-approval of an engagement letter that outlines all services to be rendered by the independent auditors.

During the course of its examination of the Company’s audit process in 2004, the Audit Committee reviewed and discussed the audited financial statements with management. The Audit Committee also discussed with the independent auditors, Dixon Hughes PLLC (“Dixon Hughes”), all matters required to be discussed by the Statement of Auditing Standards No. 61, as amended. Furthermore, the Audit Committee received from Dixon Hughes disclosures regarding their independence required by the Independence Standards Board Standard No. 1, as amended and discussed with Dixon Hughes their independence.

Based on the review and discussions above, the Audit Committee (i) recommended to the Board that the audited financial statements be included in the Company’s annual report on Form 10-KSB for the year ended December 31, 2004 for filing with the SEC and (ii) recommended that shareholders ratify the appointment of Dixon Hughes PLLC as auditors for 2005.

The Company’s common stock is traded on the Nasdaq SmallCap Market and the Audit Committee members are “independent” and “financially literate” as defined by the Nasdaq listing standards. The Board of Directors has determined that James A. Lucas, Jr., a member of the Audit Committee, meets the requirements of the SEC for qualification as an “audit committee financial expert.” An audit committee financial expert is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of GAAP in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that are of the same level of complexity that can be expected in the registrant’s financial statements, or experience supervising people engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions. The Audit Committee has adopted a formal written charter which is attached to this Proxy Statement as Exhibit A.

This report is submitted by the Audit Committee:

Sheila Hale Ogle - Chairperson

Joseph S. Colson, Jr.

James A. Lucas, Jr.

Jon S. Rufty

Frank R. Quis

Compensation Committee. The members of the Compensation Committee in 2004 were Messrs. Howell, J. Lucas, Zaytoun and Ms. Ogle. The Compensation Committee reviews and recommends to the board the annual compensation, including salary, stock option grants, incentive compensation, and other benefits for senior management and other Company and Bank employees. The Compensation Committee met five (5) times in 2004.

Executive Committee. The members of the Executive Committee in 2004 were Messrs. Barringer, Carlton, Colson, Howell, and J. Lucas. The Executive Committee is empowered to act for the entire Board during intervals between Board meetings. The Executive Committee met six (6) times in 2004.

Nominating Committee. The members of the Nominating Committee are Messrs. Barringer, Colson, Howell and J. Lucas. The duties of the Nominating Committee are: (i) to assist the Board of Directors, on an annual basis, by identifying individuals qualified to become board members, and to recommend to the board the director nominees for the next meeting of shareholders at which directors are to be elected; (ii) to assist the Board of Directors by identifying individuals qualified to become board members, in the event a vacancy on the board exists and that such vacancy should be filled; and (iii) to recommend to the Board of Directors, on an annual basis, director nominees for each board committee, in the event the chairperson of the Board of Directors delegates such responsibility to the Nominating Committee

The members of the Nominating Committee are “independent” as defined by Nasdaq listing standards. The bylaws of the Company state that candidates may be nominated for election to the Board of Directors by the Nominating Committee or by any shareholder of the

Company’s common stock. It is the policy of the Nominating Committee to consider all shareholder nominations. Shareholder nominations must be submitted to the Nominating Committee in writing on or before September 30th of the year preceding the Annual Meeting at which the nominee would stand for election to the Board of Directors and must be accompanied by each nominee’s written consent to serve as a director of the Company if elected. The bylaws of the Company require that all nominees for director, including shareholder nominees, have business, economic or residential ties to the Company’s market area and have owned at least 1,000 shares of the Company’s common stock for a period of twelve (12) months preceding the date of the nomination with a commitment to own at least 5,000 shares of the Company’s common stock by the end of the third year of service as a director. In evaluating nominees for director, the Nominating Committee values community involvement and experience in finance or banking including prior service as an officer or director of an entity engaged in the financial services business, although such experience is not a prerequisite for nomination. The Nominating Committee has adopted a formal written charter which was attached to the Company’s prior year Proxy Statement as Exhibit A.

Director Compensation

Board Fees. As of December 31, 2004, each director received $550 and the chairperson received $600 per board meeting attended. Each director received $300 and the chairperson received $375 per committee meeting attended. Mr. Carlton did not receive any fees for committee meeting attendance. At each individual director’s option, all fees plus a 25% bonus may be paid in the form of shares of stock of the Company purchased on the open market pursuant to the Directors Compensation Plan which was adopted by the Board of Directors in 2005.

1999 Nonstatutory Stock Option Plan for Directors. The shareholders of the Bank approved the 1999 Nonstatutory Stock Option Plan for Directors (the “1999 Nonstatutory Option Plan”) at the 1999 Annual Meeting of Shareholders pursuant to which options covering 192,120 shares, as adjusted for stock dividends, of the Bank’s common stock were available for issuance to members of the Board of Directors and the board of any subsidiary. In connection with the reorganization of the Bank into the holding company form of organization which resulted in the creation of the Company in 2001, the 1999 Nonstatutory Option Plan was adopted by the Company and options under that plan were converted into options to purchase shares of the Company’s common stock. All other initial provisions of the 1999 Nonstatutory Option Plan as originally approved by the shareholders remain in effect. No options were granted under the 1999 Nonstatutory Option Plan during 2004.

2000 Nonstatutory Stock Option Plan for Directors. Upon the Company’s acquisition of Centennial Bank on August 29, 2003, the Centennial Bank 2000 Nonstatutory Stock Option Plan (the “2000 Nonstatutory Stock Option Plan”) was adopted by the Company and options under that plan were converted into options to purchase shares of the Company’s common stock. The 2000 Nonstatutory Stock Option Plan was originally approved by the shareholders of Centennial Bank in 2000, and the acquisition of Centennial Bank, including the adoption of Centennial Bank’s existing stock option plans, was approved by the shareholders of the Company on July 22, 2003. The 2000 Nonstatutory Stock Option Plan authorizes the issuance of options covering 97,653 shares, as adjusted for stock dividends, of the Company’s common stock. No options were granted under the 2000 Nonstatutory Stock Option Plan during 2004.

Executive Officers

Set forth below is certain information regarding the executive officers of the Company and the Bank.

NAME	AGE	POSITION WITH COMPANY	BUSINESS EXPERIENCE
Michael G. Carlton	43	President, Chief Executive Officer, and director of Company and Bank	President and Chief Executive Officer, Crescent Financial Corporation and Crescent State Bank, Cary, NC, 1998-Present.

Bruce W. Elder	42	Vice President and Secretary of Company and Senior Vice President and Chief Financial Officer of Bank	Vice President and Secretary, Crescent Financial Corporation and Senior Vice President and Chief Financial Officer, Crescent State Bank, Cary, NC, 1998-Present.

Thomas E. Holder, Jr.	45	Senior Vice President and Senior Credit Officer of Bank	Senior Vice President and Senior Credit Officer, Crescent State Bank, Cary, NC, 1998-Present.

Executive Compensation. On December 31, 2003, the Company and the Bank entered into employment agreements (the “Employment Agreements”) with Michael G. Carlton, President and Chief Executive Officer, Bruce W. Elder, Senior Vice President, Secretary, and Treasurer, and Thomas E. Holder, Jr., Senior Vice President and Senior Credit Officer (collectively, the “Executives”). The Employment Agreements for Messrs. Carlton and Elder supercede employment contracts previously in effect for each of them.

The Employment Agreements establish the Executives’ duties and compensation and provide for their continued employment with the Company and the Bank. Each of the Employment Agreements provides for a three-year term of employment with automatic one-year extensions of the term on each anniversary of the original December 31 effective date, unless the Board of Directors of the Company elects not to extend the term.

The Employment Agreements provide for annual base salaries of $175,000, $111,619, and $115,145 for Messrs. Carlton, Elder and Holder respectively. The Employment Agreements provide that the Board of Directors shall review the base salary amounts not less often than annually and shall adjust such amounts annually for cost of living increases with adjustments beyond cost of living increases at the discretion of the Board. No salary decreases are permitted. The Employment Agreements also provide for discretionary bonuses, participation in pension, profit sharing and other retirement plans maintained by the Bank on behalf of all of its employees, as well as fringe benefits normally associated with the officers’ executive positions or made available to all other employees, including indemnification rights as an officer of the Company or the Bank.

The Employment Agreements provide that employment of an Executive terminates upon his death and after 30 day’s notice of disability by the Executive Committee. In the case of disability, the Executive is entitled to certain unpaid but earned compensation and benefits. Also, each Employment Agreement may be terminated at any time upon 60 day’s notice. If an Executive is terminated for “cause” (as defined in the Employment Agreements as acts of fraud, embezzlement, gross negligence, intentional wrongful damage and the like), the Executive is only entitled to receive compensation and benefits through the effective date of the termination. Mr. Carlton may only be terminated for “cause” if a specific resolution to that effect is adopted by a 75% vote of the Board of Directors, Mr. Carlton not included. If Mr. Carlton is terminated without cause, or if he terminates his employment with the Company for “good reason” (as defined in his Employment Agreement as reduction in salary, responsibilities, participation in benefit plans and the like), he will be entitled to continue to receive his existing salary from the Company for a period of 24 months following the effective date of his termination, the cash-out of the value of unvested stock options, life and medical insurance benefits for a period of time and other benefits. Should either Messrs. Elder or Holder be terminated without cause, he will be paid a 12 month salary unless such termination occurs within 12 months of a “change in control” of the Company. In the later event, Messrs. Elder and Holder will receive more substantial benefits due to their benefits under the Salary Continuation Agreements discussed below.

Mr. Carlton’s Employment Agreement establishes certain protections should he be terminated in connection with a “change in control” of the Company. In the event that Mr. Carlton is involuntarily terminated without “cause,” or in the event that Mr. Carlton terminates his employment for “good reason” within 24 months of a “change in control” he is entitled to receive three times the aggregate total of his annual base salary and bonus amounts. In addition, Mr. Carlton will continue to receive life and medical insurance benefits for a period of time, become fully vested in certain benefits and be entitled to a final contribution to his 401(k) plan. For purposes of both the Employment Agreements and the Compensation Agreements discussed below, “change in control” is defined as the merger of the Company with another corporation resulting in the Company’s shareholders immediately before the merger owning less than a majority of the combined voting power of the resulting corporation; the acquisition by any person or group acting in concert of 25% or more of the outstanding voting stock of the Company; the changeover within two consecutive years of a majority of the members of the board of directors of the Company; or the sale of all or substantially all of the Company’s assets.

The Company has also entered into Salary Continuation Agreements and Endorsement Split Dollar Agreements (the “Compensation Agreements”) with each of Messrs. Carlton, Elder and Holder. Compensation Agreements such as these are becoming increasingly common in the banking industry. The reason is that caps on qualified plan contributions and distributions, as well as Social Security, often limit bank executives’ retirement benefits to 30% to 50% of final pay. In contrast, other bank staff are unaffected or are less severely affected by those caps and they can therefore end their working careers with retirement benefits at 70% to 90% of final pay. An arrangement such as the Compensation Agreements can remedy the shortfall in executive retirement compensation and deliver retirement benefits commensurate with bank executives’ final pay. The Compensation Agreements are unfunded, but require the Company to accrue an amount of benefits to be paid to each Executive upon retirement at age 65 and under certain other circumstances such as termination after a “change in control.” To offset the accruals, the Company purchased life insurance policies on each Executive, the death benefits of which are designed to pay the Company for the cost of the premiums and accruals for the retirement payments. These one-time premium payments aggregated $2.1 million. The Compensation Agreements provide for each of the Executives to receive monthly payments beginning upon the Executive’s retirement from the Company at age 65, or, under certain circumstances, upon the Executive’s early termination or disability. In addition, the Compensation Agreements provide for a lump sum payment in the event that the Executive’s employment is terminated under certain conditions within 12 months of a “change in control” of the Company. In the case of Mr. Carlton’s Compensation Agreement, the lump sum payment is payable upon a “change in control” of the Company, irrespective of whether Mr. Carlton’s employment is terminated following the “change in control.” The lump sums payable to the Executives should a “change in control” of the Company occur in 2005 are $1,899,551, $1,033,193 and $1,030,198 for Messrs. Carlton, Elder and Holder respectively.

The Compensation Agreement for Mr. Carlton also provides for payment of a tax gross-up benefit if the aggregate benefits payable to him after a “change in control” are subject to excise taxes under certain provisions of the Internal Revenue Code. In general terms, the Internal Revenue Code disallows an employer’s compensation deduction for so-called “excess parachute payments” made to an executive after a “change in control.” Additionally, the Internal Revenue Code imposes a 20% excise tax on the executive receiving such excess parachute payments. Should payments to Mr. Carlton be deemed excess parachute payments, he will be entitled to additional payments to compensate him for excise taxes imposed on him as well as for taxes imposed on the gross-up benefit itself. Those additional gross-up benefits would not be deductible payments for the Company. Further, the Company has agreed to pay legal fees incurred by the Executives if their compensation agreements are challenged after a “change in control” up to a maximum of $250,000 for Mr. Carlton and $25,000 each for Messrs. Elder and Holder.

The foregoing is a summary discussion of the Employment Agreements and the Compensation Agreements. The Company has filed each of these agreements as an exhibit to its Annual Report on Form 10-KSB for the year ended December 31, 2003. Reference is made to the complete agreements for a fuller understanding.

The following table shows the cash and certain other compensation paid to or received or deferred by Messrs. Carlton, Elder, and Holder for services in all capacities during 2004, 2003, and 2002. No other current executive officer of the Company or the Bank received compensation for 2004 which exceeded $100,000.

SUMMARY COMPENSATION TABLE

Annual Compensation

Name and Principal Position	Year	Salary	Bonus(1)	Other Annual Compensation		All Other Compensation (3)
Michael G. Carlton, President and Chief Executive Officer of the Company and the Bank	2004 2003 2002	$175,000 150,000 140,000	$70,208 47,181 52,066	$27,710 33,976 27,944	(2) (2) (2)	$8,312 6,000 5,567

Bruce W. Elder, Secretary of the Company and Senior Vice President and Chief Financial Officer of Bank	2004 2003 2002	111,619 101,472 96,640	31,587 21,735 20,765		* * *	5,268 4,051 3,866

Thomas E. Holder, Jr., Senior Vice President and Senior Credit Officer of Bank	2004 2003 2002	115,145 104,678 100,170	31,587 16,735 20,765		* * *	5,227 4,180 3,991

(1)	Bonuses are paid each year based on each prior year’s results, at the discretion of the Compensation Committee.

(2)	Includes use and maintenance of a leased automobile, initiation fees for a local country club and associated dues.

(3)	Includes premiums on life insurance, 401(k) matching contributions and deferred compensation.

*	Perquisites and other personal benefits did not exceed 10% of officer’s total salary.

Stock Options

The following table sets forth information with regard to stock options granted under the Company’s 1999 Incentive Stock Option Plan (the “1999 Incentive Plan”) and the former Centennial Bank 2000 Incentive Stock Option Plan, which was adopted in connection with the Company’s acquisition of Centennial Bank in 2003. Currently 378,752 shares, as adjusted for stock dividends, may be issued under the Company’s Incentive Stock Option Plans.

Aggregated Option Exercises in Fiscal Year 2004

And Fiscal Year End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2004	Value of Unexercised In- the-Money Options at December 31, 2004(1)
			Exercisable/Unexercisable	Exercisable/Unexercisable
Michael G. Carlton	-0-	-0-	76,847 / -0-	$742,342 / -0-
Bruce W. Elder	-0-	-0-	17,054 / -0-	$164,742 / -0-
Thomas E. Holder, Jr.	5,000	$36,350	14,212 / -0-	$137,288 / -0-

(1)	The Company’s stock price on December 31, 2004 was $15.39 per share.

401(k) Savings Plan

On April 9, 1999, the Bank adopted the Crescent State Bank Employees’ 401(k) Plan (the “Plan”) effective January 1, 1999. The Plan provides that employees may elect to defer up to 22% of their salary, subject to the $13,000 limit contained in Section 402(g) of the Internal Revenue Code for the plan year beginning January 1, 2005. The Plan calls for the Bank to make matching contributions equal to 100% of the contributing participant’s first 5% elective deferral. A participant becomes vested in his or her individual account derived from Bank matching contributions immediately. Due to the immediate vesting in matching contributions, employees must meet a six month service period prior to becoming an eligible contributing participant. A minimum age requirement of 18 years applies.

Compensation Committee Interlocks and Insider Participation

No member of the Nominating and Compensation Committee is now, or formerly was, an officer or employee of the Company or the Bank. Mr. Carlton makes recommendations to the Compensation Committee regarding compensation of the executive officers. Mr. Carlton participates in the deliberations, but not the decisions, of the Compensation Committee regarding compensation of executive officers other than himself. He does not participate in the Compensation Committee’s discussions or decisions regarding his own compensation.

Report of the Compensation Committee

The Compensation Committee meets on an as needed basis to review the salaries and compensation programs required to attract and retain the Company’s executive officers. While the Committee makes recommendations to the Board of Directors regarding the compensation of the executive officers, the Board of Directors ultimately determines such compensation. The salary of each of the Company’s executive officers is determined based upon the executive officer’s experience, managerial effectiveness, contribution to the Company’s overall profitability, maintenance of regulatory compliance standards and professional leadership. The Committee also compares the compensation of the Company’s executive officers with compensation paid to executives of similarly situated bank holding companies, other businesses in the Company’s market area and appropriate state and national salary data. These factors were considered in establishing the compensation of Mr. Carlton during the fiscal year ended December 31, 2004. All executive officers of the Company, including Mr. Carlton, are eligible to receive discretionary bonuses declared by the Board of Directors. The amount of such bonuses and incentive payments is based upon the Company’s budget and the attainment of corporate goals and objectives. Finally, the interests of the Company’s executive officers are aligned with that of its shareholders through the use of equity-based compensation, specifically the grant of stock options with exercise prices established at the fair market value of the Company’s common stock at the time of grant.

This report is submitted by the Compensation Committee: Brent D. Barringer, Joseph S. Colson, Jr., Bruce I. Howell and James A. Lucas, Jr.

Indebtedness of and Transactions with Management

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with certain of its current directors, nominees for director, executive officers and their associates. All loans included in such transactions were made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time such loans were made for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features.

Loans made by the Bank to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires, among other things, prior approval of the Board of Directors with any “interested director” not participating, dollar limitations on amounts of certain loans and prohibits any favorable treatment being extended to any director or executive officer in any of the Bank’s lending matters. To the best knowledge of the management of the Company and the Bank, Regulation O has been complied with in its entirety.

Performance Graph

The following graph compares (i) the yearly change in the cumulative total stockholders return on the Company’s common stock with (ii) the cumulative return of the Nasdaq Composite, and (iii) the Nasdaq Bank Index. The graph assumes that the value of an investment in the

Company’s common stock and in each index was $1.00 on January 1, 2000, and that all dividends were reinvested. The performance shown in the graph represents past performance and should not be considered an indication of future performance.

PROPOSAL 2: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has appointed the firm of Dixon Hughes PLLC, Certified Public Accountants, as the Company’s independent public accountants for 2005, subject to shareholder ratification. A representative of Dixon Hughes PLLC is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he or she desires to do so.

The following table represents fees for professional services rendered by Dixon Hughes PLLC for the audit of the Company’s annual consolidated financial statements for the years ended December 31, 2004 and 2003 and fees billed in 2004 and 2003 for audit-related services, tax services and all other services rendered by Dixon Hughes PLLC for each of those fiscal years.

Category	Amount Paid 2004		Amount Paid 2003
Audit Fees:	$48,100	(1)	$58,840	(1)
Audit-Related Fees:	0		21,250	(2)
Tax Fees	12,450		2,000	(3)
All Other Fees:	0		-0-

Total Fees Paid:	$60,550		$82,090

(1)	Fees billed or expected to be billed for professional services rendered for the audit of the Company’s annual consolidated financial statements and for reviews of the consolidated financial statements included in the Company’s quarterly reports on Form 10-QSB.

(2)	Fees paid for the tax opinion and certain accounting consultations regarding the Company’s acquisition of Centennial Bank in 2003.

(3)	Fees paid for professional services rendered for tax compliance, tax planning and routine tax advice.

All services rendered by Dixon Hughes PLLC during 2004 and 2003 were subject to pre-approval by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF DIXON HUGHES PLLC AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS.

PROPOSAL 3: APPROVAL OF AN AMENDMENT TO THE 1999 INCENTIVE STOCK OPTION PLAN

On January 27, 2005, the Board approved an amendment to the Company’s 1999 Incentive Stock Option Plan (the “Incentive Option Plan”), subject to shareholder approval, to increase the shares available for issuance upon the exercise of options granted under the Incentive Option Plan. The amendment, which will aid the Company in attracting and retaining the personnel necessary for its continued growth, provides that an aggregate of 100,000 shares will be added to the 378,752 shares currently reserved for issuance by the Company upon exercise of stock options granted from time to time under the Incentive Option Plan. Options granted under the Incentive Option Plan are intended to qualify as “incentive stock options” within the meaning of Section 422A of the Internal Revenue Code (the “Code”). Under the Code, options are afforded favorable tax treatment to recipients upon compliance with certain restrictions but do not result in tax deductions to the Bank. The purpose of the Incentive Option Plan is to increase the performance incentive for employees of the Company and its subsidiaries, to encourage the continued employment of current employees and to attract new employees by facilitating their purchase of a stock interest in the Company.

The Incentive Option Plan is administered by the Compensation Committee. No member of the Board who is not also an employee of the Bank is eligible to receive options under the Incentive Option Plan. Employees of the Bank are eligible to receive options under the Incentive Option Plan at no cost to them other than the option exercise price. Any options granted under the Incentive Option Plan are subject to a four-year vesting schedule, whereby 25% of the total options granted vest on each anniversary of the date of grant until all options are vested. Generally, the exercise price for options granted pursuant to the Incentive Option Plan may not be less than 100% of the fair market value of the shares on the date of grant. No option will be exercisable more than ten years after the date that it is granted. In the case of an employee who owns more than 10% of the outstanding shares of common stock of the Company at the time the stock option is granted, the option price may not be less than 110% of the fair market value of the shares on the date of the grant, and the option shall not be exercisable more than five years from the date it is granted. The Optionee cannot transfer or assign any option other than by will or in accordance with the laws of descent and distribution. In the event the Optionee is discharged for cause or voluntary separation on the part of an Optionee (but not separation due to retirement or disability) the options, vested and unvested will immediately terminate. In the event of an Optionee’s retirement, any unvested options will vest and the options will continue to be exercisable for three months following retirement. In the event an Optionee becomes disabled or dies, any unvested options will vest and the options will continue to be exercisable for twelve months following the date of the disability or death. Common stock subject to options, which expire or terminate prior to the exercise of the options, shall lapse and such shares shall again be available for future grants under the Incentive Option Plan.

The Company receives no monetary consideration at the time of granting the stock options. The consideration, if any, which the Company receives from the granting of such stock options is the further dedication of its employees in the performance of their responsibilities, duties, and functions on behalf of the Company. In order to exercise an Incentive Stock Option, the Optionee must give the Company written notice of exercise and pay the aggregate exercise price for shares being purchased. Such payment must be made in cash or in common stock of the Company. Optionees will have no rights as shareholders of the Company with respect to any shares covered by Incentive Stock Options granted to them until those Incentive Stock Options have been exercised and the exercise price of such shares has been paid to the Company.

Subject to alternative minimum tax rules under the Code, a recipient of a stock option under the Incentive Option Plan will not be taxed upon either the grant of the option or on the date he or she exercises such option. Unless subject to the alternative minimum tax, a recipient will be taxed only upon the sale of the stock underlying the option and will be taxed on the difference between the option price and the sales price of the stock. The taxable amount will be treated as capital gain. If the incentive option requirements are satisfied, the Company will receive no corresponding deduction for any portion of the stock option.

In the event of increases, decreases or changes in the Company’s outstanding common stock resulting from a stock dividend, recapitalization, reclassification, stock split, combination or similar event, or resulting from an exchange of shares or merger or other reorganization in which the

Company is the surviving entity, the Board shall make equitable proportionate adjustments in the aggregate number and kind of shares available under the Incentive Option Plan, the number and kind of shares which are covered by each then outstanding Incentive Stock Option, and in the exercise price of each unexercised Incentive Stock Option. Unless amended by the Board, the standard Incentive Stock Option Agreement (the “Incentive Option Agreement”) shall be binding upon any successor to the Company. However, except upon a “change in control” (as defined in the Incentive Option Agreement), the Incentive Option Plan and any options granted thereunder shall terminate upon the effective date of the Company’s dissolution or liquidation.

The Board may, from time to time, amend, modify, suspend, terminate or discontinue the Incentive Option Plan without notice. However, no such action will adversely affect any Optionee’s rights under any then outstanding Incentive Stock Option without such Optionee’s prior written consent. In addition, approval of the Company’s shareholders shall be required for any modification or amendment of the Incentive Option Plan that (a) increases the aggregate number of shares of common stock, (b) changes the provisions of the Incentive Option Plan with respect to the determination of persons to whom Incentive Stock Options may be granted, or (c) otherwise materially increases the benefits accruing to Optionees under the incentive Option Plan. Consistent with the terms of the Incentive Option Plan, the Board may modify any outstanding Incentive Stock Option pursuant to a written agreement with the Optionee.

A copy of the Incentive Option Plan is on file and may be inspected by any shareholder at the Company’s main office in Cary, North Carolina, and a copy will be available for inspection by any shareholder at the Annual Meeting. Additionally, any shareholder wishing to receive a copy of the Incentive Option Plan free of charge should contact Bruce W. Elder, Secretary, Crescent Financial Corporation, 1005 High House Road, Cary, North Carolina 27513, (919) 460-7770.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF AN AMENDMENT TO THE COMPANY’S 1999 INCENTIVE STOCK OPTION PLAN.

OTHER MATTERS

The Board of Directors knows of no other business that will be brought before the Annual Meeting. Should other matters properly come before the meeting, the proxies will be authorized to vote shares represented by each appointment of proxy in accordance with their best judgment on such matters.

PROPOSALS FOR 2006 ANNUAL MEETING

It is anticipated that the 2006 Annual Meeting will be held on a date during May 2006. Any proposal of a shareholder which is intended to be presented at the 2006 Annual Meeting must be received by the Company at its main office in Cary, North Carolina no later than November 15, 2005, in order that any such proposal be timely received for inclusion in the proxy statement and appointment of proxy to be issued in connection with that meeting. If a proposal for the 2006

Annual Meeting is not expected to be included in the proxy statement for that meeting, the proposal must be received by the Company by February 15, 2006 for it to be timely received for consideration. The Company will use its discretionary authority for any proposals received thereafter.

SHAREHOLDER COMMUNICATIONS

The Company does not currently have a formal policy regarding shareholder communications with the Board of Directors, however, any shareholder may submit written communications to Bruce W. Elder, Corporate Secretary, 1005 High House Road, Cary, North Carolina 27513, whereupon such communications will be forwarded to the Board of Directors if addressed to the Board of Directors as a group or to the individual director or directors addressed.

ADDITIONAL INFORMATION

A COPY OF THE COMPANY’S 2004 ANNUAL REPORT ON FORM 10-KSB WILL BE PROVIDED WITHOUT CHARGE TO ANY SHAREHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING UPON THAT SHAREHOLDER’S WRITTEN REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO BRUCE W. ELDER, VICE PRESIDENT AND CORPORATE SECRETARY, CRESCENT FINANCIAL CORPORATION, 1005 HIGH HOUSE ROAD, CARY, NORTH CAROLINA, 27513.

Exhibit A

AUDIT COMMITTEE CHARTER

CRESCENT FINANCIAL CORPORATION

Organization

There shall be a committee of the board of directors to be known as the audit committee. The audit committee shall be composed of directors who are independent of the management of the Corporation, are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as a committee member and, in all cases, meet the requirements of Nasdaq listing standards.

Statement of Policy

The audit committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the Corporation, and the quality and integrity of the financial reports of the Corporation. In so doing, it is the responsibility of the audit committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors, and the financial management of the Corporation.

Responsibilities

In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to assure the directors and shareholders that the corporate accounting and reporting practices of the Corporation are in accordance with all requirements and are of the highest quality. In accordance with the foregoing and with Nasdaq listing standards, the audit committee shall review and assess the adequacy of this Charter on an annual basis.

The responsibilities of the audit committee shall be to:

1.	Review and appoint the independent auditors to audit the financial statements of the Corporation and its divisions and subsidiaries.

2.	Meet with the independent auditors and financial management of the Corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

3.	Review with the independent auditors, the company’s internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the committee periodically should review company policy statements to determine their adherence to the code of conduct.

4.	Review reports received from regulators regarding legal or regulatory matters that may have a material effect on the financial statements.

5.	Review the internal audit function of the Corporation including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

6.	Receive prior to each meeting, a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

7.	Review the quarterly financial statements with financial management and the independent auditors prior to the filing of the 10-Q to determine that the independent auditors do not take exceptions to the disclosures and content of the financial statements. The chair of the Audit Committee may represent the entire committee for purposes of this review.

8.	Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed.

9.	Provide sufficient opportunity for the internal and independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors’ evaluation of the Corporation’s financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

10.	Review accounting and financial human resources and succession planning within the company.

11.	Submit the minutes of all meetings of the audit committee to, or discuss the matters discussed at each committee meeting with, the board of directors.

12.	Investigate any matter appropriate to fulfilling its responsibilities, with the power to retain, at the Corporation’s expense, special counsel and other advisers, as it deems necessary in the performance of its duties.

13.	Ensure receipt of a formal written statement from the independent auditors delineating all relationships between the auditor and the Corporation, consistent with Independence Standards Board Standard 1; actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor; and take appropriate action to oversee the independence of the independent auditor.

14.	Establish and review procedures (i) for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters; and (ii) for the confidential, anonymous submission by employees of the Corporation and its affiliates of concerns regarding questionable accounting or auditing matters.

In fulfilling the foregoing, the Committee shall be entitled to such funding from the Corporation as the Committee shall in good faith determine to be necessary.

REVOCABLE PROXY

CRESCENT FINANCIAL CORPORATION

1005 High House Road

Cary, North Carolina 27513

APPOINTMENT OF PROXY

SOLICITED BY BOARD OF DIRECTORS

The undersigned hereby appoints Bruce W. Elder and Thomas E. Holder, Jr. (the “Proxies”), or either of them, as attorneys and proxies, with power of substitution, to vote all outstanding shares of the common stock of Crescent Financial Corporation (the “Company”) held of record by the undersigned on March 11, 2005, at the Annual Meeting of Shareholders of the Company to be held at MacGregor Downs Country Club, 430 St. Andrews Lane, Cary, North Carolina, at 3:00 p.m., on May 3, 2005, and at any adjournments thereof:

1.	ELECTION OF DIRECTORS: Proposal to elect three directors of the Company for three year terms.

☐	FOR all nominees listed below (except as indicated otherwise below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

NOMINEES:

Michael G. Carlton

Bruce I. Howell

James A. Lucas

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the line provided.

2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS: Proposal to ratify the appointment of Dixon Hughes PLLC as the Company’s independent accountants for 2005.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	APPROVAL OF AN AMENDMENT TO THE 1999 INCENTIVE STOCK OPTION PLAN: Proposal to approve an amendment to the 1999 Incentive Stock Option Plan increasing the shares available for issuance upon the exercise of options granted by 100,000.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	OTHER BUSINESS: The Proxies are authorized to vote the shares represented by this Appointment of Proxy according to their best judgment on such other matters as may be presented for action at the Annual Meeting.

THE SHARES REPRESENTED BY THIS APPOINTMENT OF PROXY WILL BE VOTED BY THE PROXIES IN ACCORDANCE WITH THE SPECIFIC INSTRUCTIONS ABOVE. IN THE ABSENCE OF INSTRUCTIONS, THE PROXIES WILL VOTE SUCH SHARES “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED IN PROPOSAL 1 ABOVE AND “FOR” PROPOSALS 2 AND 3. IF, AT OR BEFORE THE TIME OF THE MEETING, ANY OF THE NOMINEES LISTED IN PROPOSAL 1 FOR ANY REASON HAVE BECOME UNAVAILABLE FOR ELECTION OR UNABLE TO SERVE AS DIRECTORS, THE PROXIES HAVE THE DISCRETION TO VOTE FOR A SUBSTITUTE NOMINEE OR NOMINEES. THIS APPOINTMENT OF PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED BY FILING WITH THE SECRETARY OF THE COMPANY AN INSTRUMENT REVOKING IT OR A DULY EXECUTED APPOINTMENT OF PROXY BEARING A LATER DATE, OR BY ATTENDING THE ANNUAL MEETING AND REQUESTING THE RIGHT TO VOTE IN PERSON.

Date:	, 2005

(SEAL)
(Signature)

(SEAL)
(Signature, if shares held jointly)

Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD

IN THE ENCLOSED ENVELOPE

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